SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 23, 2014

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 751-7507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2014, Natural Resource Partners L.P. (“NRP”) announced that Dwight L. Dunlap will retire from his position as Chief Financial Officer and Treasurer of GP Natural Resource Partners LLC (“GP LLC”), the general partner of the general partner of NRP, effective January 1, 2015. On such date, Craig W. Nunez will join GP LLC as Chief Financial Officer and Treasurer. There is no arrangement or understanding between Mr. Nunez and any other person pursuant to which he was appointed the position at NRP. Mr. Nunez does not have any family relationships with any director or executive officer of NRP or any person nominated or chosen to become a director or executive officer of NRP.

Following his retirement from NRP on January 1, 2015, Mr. Dunlap will continue as an employee of Quintana Minerals Corporation and will continue to provide services to NRP to ensure a seamless transition of his responsibilities. Mr. Dunlap will continue to receive a salary equal to his current salary and will receive the same benefits that he is currently receiving with Quintana Minerals Corporation. NRP expects that approximately 50% of Mr. Dunlap’s salary and benefits costs will be allocated to NRP during 2015.

Craig W. Nunez, 53, has been an owner and Chief Executive Officer of Bocage Group, a private investment company specializing in energy, natural resources and master limited partnerships since March 2012. In addition, he has been a FINRA-registered Investment Advisor Representative with Searle & Co since July 2012 and has served as an Executive Advisor to Capital One Asset Management since January 2014. From September 2011 through March 2012, Mr. Nunez served as the Executive Vice President and Chief Financial Officer of Quicksilver Resources Canada, Inc. Mr. Nunez was Senior Vice President and Treasurer of Halliburton Company from January 2007 until September 2011, and Vice President and Treasurer of Halliburton Company from February 2006 to January 2007. Prior to that, he was Treasurer of Colonial Pipeline Company from November 1995 to February 2006. Mr. Nunez has been involved in numerous charitable organizations and currently serves on the boards of Goodwill Industries of Houston and Medical Bridges, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP,
its general partner

By:	GP Natural Resource Partners LLC,
its general partner

By:	/s/ Kathryn S. Wilson
Name: Kathryn S. Wilson
Title: Vice President and General Counsel

December 23, 2014

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